FORM 4

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities
                      Exchange Act of 1934



1. Name and Address of Reporting Person:

 Kramer                         Emanuel
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 (Last)                           (First)


 c/o 26 Hampshire Drive, Hudson        NH             03051
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(Street)                 (City)      (State)          (Zip)


2. Issuer Name and Ticker or Trading Symbol:

   NOIZ
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3. IRS or Social Security Number of Reporting Person (Voluntary):

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4. Statement for Month/Year:

   December/2002
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5. If Amendment, Date of Original (Month/Year):

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6. Relationship of Reporting Person to Issuer (Check all applicable):

    [X]    Director

    [ ]    10% Owner

    [ ]    Officer (give title below)

    [ ]    Other (Specified below)

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Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned:

1. Title of Security:

 Common Stock
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2. Transaction Date:

   12/10/02
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 (Month/Day/Year)

3. Transaction Code:
   Code
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     P
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4. Securities Acquired (A) or Disposed of (D):
Amount            (A) or (D)           Price
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 2,400             A                   $3.59
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5. Amount of Securities Beneficially Owned at End of Month:

  61,720*
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6. Ownership Form-Direct (D) or Indirect (I):

    I
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7. Nature of Indirect Beneficial Ownership:

  By Spouse
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Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities):

1. Title of Derivative Security:

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2. Conversion or Exercise Price of Derivative Security:

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3. Transaction Date (Month/Day/Year):

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4. Transaction Code:
   Code
   ----

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5. Number of Derivative Securities Acquired (A) or Disposed of
(D):

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6. Date Exercisable and Expiration Date (Month/Day/Year):

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(Date Exercisable)                   (Expiration Date)

7. Title and Amount of Underlying Securities:

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(Title)                          (Amount or Number of Shares)

8. Price of Derivative Security:

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9. Number of Derivative Securities Beneficially Owned at End of
Month:

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10. Ownership Form of Derivative Security: Direct (D) or Indirect
(I):

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11. Nature of Indirect Beneficial Ownership:

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Explanation of Responses:

* Includes options to purchase an aggregate of 35,000 shares of Common Stock of Micronetics, Inc. whether or not presently exercisable.




/s/ Emanuel Kramer                      12/11/02
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Signature of Reporting Person             Date